                                                                       EXHIBIT 8


                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 of our report dated February 3, 1997, relating to the financial statements of Allmerica Financial Life Insurance and Annuity Company, our report dated February 5, 1996 relating to the statutory basis financial statements of Allmerica Financial Life Insurance and Annuity Company and our report dated March 26, 1997 relating to the financial statements of the Group VEL Account of Allmerica Financial Life Insurance and Annuity Company, all of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
January 30, 1998